EXHIBIT 12.1

             CENTRAL POWER AND LIGHT COMPANY (CONSOLIDATED)
                   RATIO OF EARNINGS TO FIXED CHARGES
             FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1998
                        (Thousands Except Ratio)
                               (Unaudited)


Operating Income                                         $297,422

Adjustments:
 Income taxes                                              69,735
  Provision for deferred income taxes                      40,865
  Deferred investment tax credits                          (3,859)
  Other income and deductions                               4,959
  Allowance for borrowed and equity funds
    used during construction                                2,385
                                                       ----------
        Earnings                                         $411,507
                                                       ==========

Fixed Charges:
  Interest on long-term debt                              $94,496
  Interest on short-term debt and other                    22,666
  Nuclear Decommissioning Trust                             1,978
  Distributions on Trust Preferred Securities              12,000
                                                       ----------
        Fixed Charges                                    $131,140


Ratio of Earnings to Fixed Charges                           3.14
                                                       ==========